Exhibit 99.1

NEWS RELEASE

For Immediate Release	Media Contact:

Randy Burchfield

662-680-2010

media.relations@bxs.com

John Lovallo

917-612-8419

jlovallo@levick.com

BancorpSouth Announces Settlement Agreement

With U.S. Department of Justice and

Consumer Financial Protection Bureau

TUPELO, MS, June 29, 2016 – BancorpSouth, Inc. (NYSE: BXS) (the “Company”), the holding company for BancorpSouth Bank (the “Bank”), announced today the Bank has entered into a settlement through the agreement to a consent order (the “Consent Order”) with the U.S. Department of Justice (“DOJ”) and the Consumer Financial Protection Bureau (“CFPB”) related to certain alleged violations of the Fair Housing Act and Equal Credit Opportunity Act. The settlement was the result of investigations that began in 2014 by the DOJ and CFPB into the Bank’s lending practices beginning January 1, 2011. The settlement, which requires the approval of the United States District Court for the Northern District of Mississippi, will fully and finally resolve all claims by the DOJ and CFPB against the Bank.

Since 2012, the Bank has taken a number of steps to enhance its compliance management systems, reduce its fair lending risk, and increase its lending in minority areas. The settlement is an opportunity for the Bank to avoid protracted litigation with the DOJ and CFPB, and to instead devote additional resources to continue serving the communities in which it operates, including helping meet the credit needs of all borrowers in those communities. BancorpSouth reserved $13.8 million during the first quarter of 2016 to resolve matters associated with the settlement. Any additional financial impact is expected to be immaterial. With the settlement, the Bank will resume its efforts with its primary regulators to obtain the approvals necessary to complete its two pending mergers with Ouachita Bancshares Corp. and Central Community Corporation. While the terms of the consent order do not prevent the closing of these transactions or any other expansionary activity, the Company can provide no assurance that the mergers will close timely or at all.

“We believe this settlement is a positive development for the Bank, and is in the best long-term interest of our customers, employees, and shareholders,” commented James D. Rollins III, Chairman and CEO of BancorpSouth, Inc.

Rollins added, “BancorpSouth is fully committed to fair and responsible lending practices in all communities throughout our footprint. Our settlement is a testament to that commitment. We will continue to focus on what we do best – serving the needs of all our customers where they live and work.”

BancorpSouth has previously announced numerous enhancements designed to further strengthen its commitment to promote affordable lending products in low to moderate income and minority areas. The Bank named a new Director of Community Lending to oversee ongoing outreach efforts in all markets, including the Bank’s continued lending efforts in minority neighborhoods. The Bank also named a Chief Fair Lending Officer who is responsible for developing, evaluating, and implementing its fair lending program, a Community Development Lending Manager within the BancorpSouth Mortgage team, and opened a new branch in Memphis, Tennessee. These enhancements, combined with the Bank’s centralized underwriting process and pricing, further strengthen the Bank’s commitment to develop and promote affordable lending products, in low and moderate income areas and minority areas.

“We will continue to examine the most effective approaches to advance customer outreach and provide solutions to help customers reach their goals and communities become stronger. BancorpSouth is dedicated to a culture of respect, diversity and inclusion in both our workplace and communities. We have a longstanding commitment to equal treatment and any form of discrimination will not be tolerated,” added Mr. Rollins. “From financial literacy and neighborhood revitalization to investment to spur job creation and community development, our unwavering dedication makes a difference and helps the communities we serve thrive.”

About BancorpSouth, Inc.

BancorpSouth, Inc. (NYSE: BXS) is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.9 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 239 full service branch locations as well as additional mortgage, insurance and loan production offices in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois. “Like” us on Facebook; follow us on Twitter: @MyBXS; or connect with us through LinkedIn.

Forward-Looking Statements

Certain statements contained in this news release may not be based upon historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “foresee,” “hope,” “intend,” “may,” “might,” “plan,” “will,” or “would” or future or conditional verb tenses and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the terms, timing and closings of the proposed mergers with Ouachita Bancshares Corp. and Central Community Corporation; the Company’s strategies, plans, objectives, expectations, and intentions relating to the proposed mergers and the Consent Order; and other statements contained in this release that are not historical facts.

The Company cautions readers not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors may include, but are not limited to, changes in interest rates; general economic conditions; legislative, regulatory and public policy changes; the Company’s ability to operate its regulatory compliance programs consistent with federal state, and local laws; the Company’s ability to successfully implement the Consent Order; the willingness of Ouachita Bancshares Corp. and Central Community Corporation to proceed with the proposed mergers, which they are no longer contractually obligated to complete; further delays in closing the proposed mergers and the ability of the Company, Ouachita Bancshares Corp., or Central Community Corporation to obtain regulatory approval of and close the proposed mergers; the potential impact upon the Company of the delay in the closings of these proposed mergers; and the impact of any ongoing, pending or threatened litigation, administrative and investigatory matters involving the Company. Forward-looking statements speak only as of the date that they were made, and, except as required by law, the Company does not undertake any obligation to update or revise forward-looking statements to reflect events or circumstances that occur after the date of this news release.

For a summary of important factors that could affect the Company’s forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission available at www.sec.gov, including, but not limited to, its Form 10-K and Forms 10-Q.

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